press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate	contact	Ann Marie Luhr
	May 28, 2008		716-687-4225

MOOG INC. ANNOUNCES PRICING OF OFFERING OF SENIOR SUBORDINATED NOTES

EAST AURORA, NY, May 28, 2008, Moog Inc. (NYSE: MOG.A and MOG.B) announced today that it has priced its offering of $200 million 7¼% senior subordinated notes due 2018. The final terms of the notes reflect an increase of $50 million over the amount announced in Moog’s initial press release dated May 27, 2008. The notes will be issued at par and will mature on June 15, 2018. Interest on the notes will be payable semi-annually on June 15 and December 15 of each year, with interest to be paid beginning December 15, 2008. The notes are unsecured senior subordinated obligations of Moog. The net proceeds to Moog from the offering are expected to be $196.3 million and will be used to repay indebtedness under its bank credit facility. Moog expects that the notes will be issued on June 2, 2008, subject to customary closing conditions.

These notes have not been, and will not be, registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

This press release does not constitute an offer to sell, or the solicitation of an offer to buy, the notes, nor shall there be any sale of the notes in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification of the notes under the securities laws of that jurisdiction.

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog's high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, marine and medical equipment. Additional information about the company can be found at www.moog.com.